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                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Definitive Proxy Statement
/X/ Definitive Additional Materials
/ / Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
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                (Name of Registrant as Specified in its Charter)

                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
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                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

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   2) Aggregate number of securities to which transaction applies:

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   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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   4) Proposed maximum aggregate value of transaction:

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/X/ Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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   4) Date Filed:

                                January 16, 1996
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                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
                         9444 FARNHAM STREET, SUITE 100
                              SAN DIEGO, CA 92123

                                                               FEBRUARY 13, 1996

DEAR FELLOW SHAREHOLDER:

     As you know, a dissident group of shareholders led by Steel Partners II, L.P. ("Steel"), a Delaware limited partnership, is soliciting your vote in an effort to take control of your Company. Steel wants control of your Company, but is not willing to pay shareholders a control premium, or any thing at all for such control. After careful review, your Board of Directors unanimously concluded that Steel's efforts, are not in the best interest of MICA and all its shareholders. Your Board of Directors urges you NOT to sign or return any proxy cards you receive from this group. INSTEAD, SUPPORT YOUR BOARD OF DIRECTORS BY SIGNING, DATING AND MAILING PROMPTLY YOUR GREEN PROXY CARD.

                        CONSEQUENCES OF STEEL'S ELECTION

     Steel has stated that it is not currently aware of any agreement, the termination of which would be adversely affected by the election of its slate. DON'T BE MISLED! Under the terms of your Company's Convertible Subordinated Debentures, MICA is obligated to offer to prepay $8.2 million in the event of a "change in control", which is defined to include the acquisition by a person or group of persons of the power to elect a majority of the Board. Should your Company be required to prepay this debt, its ability to effect business combinations and to pursue other attractive transactions would be severely limited. A VOTE FOR STEEL COULD EFFECTIVELY FORCE MICA INTO DEFAULT UNDER THE TERMS OF ITS DEBENTURE IF IT CANNOT MEET THE PREPAYMENT OBLIGATION. HOW CAN STEEL BELIEVE THAT EITHER AN $8.2 MILLION PREPAYMENT OF DEBT OR SUCH AN EVENT OF DEFAULT IS IN THE BEST INTERESTS OF ALL OF OUR SHAREHOLDERS?

                      DON'T BE FOOLED BY STEEL'S RHETORIC

     Steel is waging a campaign filled with inaccuracies, misleading statements and innuendo. In an attempt to win your support, Steel wants you to believe they are responsible for the increase in the price of your stock. The next thing they will ask you to believe is that there is a tooth fairy.

       - DON'T BE FOOLED BY STEEL'S RHETORIC -- IT IS THE PERFORMANCE OF THE COMPANY UNDER YOUR COMPANY'S CURRENT BOARD OF DIRECTORS AND THE MARKET'S ASSESSMENT OF ITS FUTURE PROSPECTS UNDER THE LEADERSHIP OF THIS BOARD THAT IS RESPONSIBLE FOR THE STOCK'S STRONG PERFORMANCE. From the first full quarter on, since current management took charge in late 1994, your company has been profitable and your stock price has increased 140%.

     Steel has implied that Bob Muehlberg, the company's CEO and the executive responsible for leading your company's turnaround, was the company's Chief Operating Officer throughout its less successful times.

       - NOT TRUE! Mr. Muehlberg was not named COO until November 14, 1994. That quarter the company reduced its losses -- excluding severance charges for the company's prior CEO -- to $55,000 and has been profitable every single quarter since. But you don't have to take our word that shareholders have been impressed and benefitted by Bob's performance, take a look at what Steel told its own investors about your company and its management in a letter dated July 21, 1995.
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     "Another jewel we believe we have found is Medical Imaging Centers of
     America, Inc. MIKA owns and operates fixed site medical diagnostic imaging centers which provide services such as MRI, CT, Ultrasound and X-Ray. We think this will be a rapidly consolidating industry and that MIKA can become a major player in this highly fragmented industry. Due to MIKA's large fixed asset base and high depreciation expense they have low reported earnings but a very strong cash flow. Management has recently been reshuffled and is now headed by Robert Muehlberg. Bob has been with MIKA for ten years and knows the business well..."

     Based upon these comments, we're surprised that Steel is now trying to replace the Board and effectively the management of your Company.

                         LET'S SET THE RECORD STRAIGHT

     In its latest letter to MICA shareholders, Steel alleges: "One director, Keith Burnett, is a principal in a private company which was paid more than $1,200,000 in 1995 for their interest in four radiology centers owned by your Company."

       - CONTRARY TO WHAT STEEL WANTS YOU TO BELIEVE, THE TRUTH IS that your Company did not pay Keith Burnett (except for his service as Director) or his radiology group any amount in 1995. The fact is that Keith Burnett's group received $1.2 million from various insurance companies (third parties) for professional services provided to patients and these facts were clearly disclosed in your Company's proxy statement on page 15.

     Steel has also told you that: "The Board recently amended their Co-Director's Muehlberg's and Sunseri's employment agreements to add substantial new severance payments if the shareholders vote the existing Board out of office."

       - CONTRARY TO WHAT STEEL WANTS YOU TO BELIEVE, THE TRUTH IS that the amendments to the employment agreements did not add any new severance payments but broadened the existing "change in control" provisions to include a change in the majority of the board and these facts were clearly disclosed in your Company's proxy statement on page 11.

     Finally, Steel wants you to believe that: "your Board and management cut a sweetheart deal with one of the Company's largest creditors."

       - NOTHING COULD BE FURTHER FROM THE TRUTH. The creditor referred to by Steel exercised warrants that were granted in 1993 for investment purposes. The transaction which Steel refers to as a sweetheart deal included an early prepayment of debt but it also enabled your Company to realize a 15% discount on existing debt bearing interest of 10%. THE PREPAYMENT OF DEBT WAS BOTH IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS.

     In deciding how to vote, we urge you to consider Steel's tactics, including its use of misleading statements, half-truths and innuendo -- then, in what we believe are your own best interests, sign, date and mail your GREEN Proxy Card supporting your Board of Directors.

                      TAKE A CLOSE LOOK AT STEEL'S RECORD
                          WITH OTHER PUBLIC COMPANIES

     We are disappointed, but not surprised, that Steel has resorted to such tactics in this proxy contest. We think that Steel's record speaks for itself. And remember, Steel wants control of your Company but is unwilling to provide you with a premium price for such control. In addition to our
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current hostile proxy contest, you should know that the following companies have been subjected to "raids" by Steel:

        Kinark Corp.                      Parallan Computer, Inc.
        Park Ohio Industries, Inc.        P&F Industries, Inc.
        SC Industries, Inc.               Regency Equities Corp.
        Esquire Radio & Electronics, Inc. Synercom Technology, Inc.
        Gateway Communications, Inc.      AutoInfo Inc.

     In 1995, Steel took equity positions in Regency Equity Corp. and AutoInfo Inc. In each case, the company filed suit against Steel for filing false and misleading Schedule 13D's that failed to disclose Steel's original intent to take control of the Company. Also in 1995, Kinark Corporation engaged its legal counsel to investigate Steel's trading in its stock expressing a concern that Steel might be abusing its position as an insider to profit at the expense of other shareholders. Ask yourself: based upon Steel's history, do you want Steel to control your Company? WE THINK THE ANSWER IS A RESOUNDING NO.

                  STEEL'S INTERESTS ARE NOT THE SAME AS YOURS

     Steel would have you believe that its slate of directors interests are the same as yours. Unlike your company's current Board, Steel has no fiduciary responsibility to MICA's shareholders. Steel's interests include affiliated transactions with its nominated slate of directors involving brokerage commissions, legal fees, and management and advisory fees provided to Steel. ASK
YOURSELF: ARE STEEL'S INTEREST THE SAME AS YOURS?

                          DELIVERING SHAREHOLDER VALUE

     During the year just ended, your Company posted dramatic improvements in fourth quarter and year end results, which included an increase in shareholders' equity of more than $5.7 million. We believe that our improved performance is solid proof that our strategic plan is working and delivering value for all MICA shareholders and we share with you a common interest in seeing your Company prosper for the benefit of all shareholders.

     It is unfortunate that this costly and disruptive contest has arisen at a time when the efforts of your Board of Directors and management should be devoted exclusively to managing our business and maximizing shareholder value. Rest assured that we will vigorously oppose Steel and their attempt to take control of MICA, which, in our view, would disrupt the implementation of our strategy to increase shareholder value. To support your Board of Directors, you are urged to sign, date and promptly mail your GREEN Proxy Card. Please act today and remember, do not sign any card which the dissident group may send you.

     We will continue every effort to protect and maximize the value of your investment. We are committed to keeping you informed. On behalf of your Board of Directors, thank you for your continued support.

Sincerely,
[SIG]
Robert S. Muehlberg
CHAIRMAN OF THE BOARD AND
CHIEF EXECUTIVE OFFICER
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 IF YOU HAVE QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES PLEASE CONTACT:

                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
                         9444 FARNHAM STREET, SUITE 100
                              SAN DIEGO, CA 92123
                            TOLL FREE (800) 762-5863

                                       OR

                             D.F. KING & CO., INC.
                                77 WATER STREET
                               NEW YORK, NY 10005
                            (212) 269-5550 (COLLECT)
                                       OR
                         CALL TOLL FREE (800) 326-3066
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